Exhibit 10.3

FORM OF

EXECUTIVE OFFICER STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into by and between Novatel Wireless, Inc., a Delaware corporation (the “Company”), and                      (“Optionee”), effective as of                     . Capitalized terms used but not otherwise defined herein shall have the meaning assigned to these terms in the Plan (defined below).

WHEREAS, pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”), the Committee of the Board of Directors of the Company administering the Plan (the “Committee”) has approved the grant to Optionee of options to purchase shares of the Company’s common stock, (the “Common Stock”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Grant of Options. The Company hereby grants to Optionee, and Optionee hereby accepts, as of the Date of Grant (defined below), options to purchase the number of shares of Common Stock indicated below (the “Option Shares”) at the exercise price per share indicated below, which options shall expire at 5:00 p.m. (California time) on the expiration date indicated below and shall be subject to all of the terms and conditions set forth in this Agreement (the “Options”) and otherwise subject to the Plan.

Date of Grant:	Month X, XXXX

Number of Shares Purchasable:	XXX,XXX

Exercise Price per Share:	$XX.XX

Vesting Commencement Date:	Month X, XXXX

Expiration Date:	Month X, XXXX

The Options granted hereunder are Incentive Stock Options within the meaning of, and to the extent permitted by, the Internal Revenue Code of 1986, as amended to date. The Options shall vest and become exercisable pursuant to the terms and conditions set forth in paragraph 2 of this Agreement; however, to the extent that, at any time, certain of the Options are not permitted to be Incentive Stock Options, the Options permitted to be Incentive Stock Options shall always vest before the Options deemed to be Nonstatutory Stock Options shall vest.

2. Vesting Schedule. Subject to the terms and conditions of the Plan, the Options shall vest and become exercisable on the dates and in the amounts set forth on “Schedule A”

attached hereto (the “Vesting Schedule”). The resulting aggregate number of vested Options shall be rounded to the nearest whole number. If Optionee’s service with or for the Company terminates for any reason other than death, disability or cause (as determined by the Committee in its reasonable, good faith discretion), the Options shall expire at 5:00 p.m. (California time) on the 90th calendar day following the date of such termination. If Optionee’s service with or for the Company terminates for cause (as determined by the Committee in its reasonable, good faith discretion), then all the Options are automatically terminated and immediately canceled upon Optionee’s last day of service and Optionee shall forfeit all rights with respect thereto. No additional Options shall vest after the Optionee’s service with or for the Company has terminated for any reason. Payment for the Option Shares shall be made in any form permitted in the Plan.

3. Protection Against Dilution. The Option Shares are subject to adjustment pursuant to Section 10 of the Plan; provided, however, that any such adjustments to the Option Shares shall be made without changing the aggregate exercise price of the then unexercised portion of the Options.

4. Plan. The Options are granted pursuant to the Plan, as in effect on the Date of Grant, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive Optionee, without his express consent, of the Options or of any of Optionee’s rights under this Agreement. Until the Options shall expire, terminate or be exercised in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to Optionee or any other person or entity then entitled to exercise the Options.

5. Entire Agreement. The Plan is incorporated herein by reference. This Agreement, the Plan and any change in control agreement, if applicable, constitute the entire agreement and understanding of the parties hereto with respect to the Options and supersede all prior understandings and agreements with respect to such subject matter. In the event any conflict between this Agreement and the Plan exists, the terms of this Agreement shall govern.

6. Due Authorization. Each party hereby represents and warrants that (a) this Agreement has been duly and validly authorized, executed and delivered by each party hereto, and no other action is required to consummate the valid and binding execution and delivery of this Agreement by such party hereto, (b) he/it has the full legal right, power, capacity, and authority to enter into this Agreement and to perform all of such party’s obligations hereunder, and (c) the execution, delivery and performance by such party of such party’s obligations hereunder will not violate or constitute an event of default under terms or provisions of any agreement, document, or instrument to which such party is a party or by which such party is bound. The foregoing representations and warranties shall survive the execution and delivery of this Agreement.

7. Expiration of Options Upon Death. If Optionee’s Service terminates because of his death, then the Options will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. At any time during that twelve (12) month period, Optionee’s estate or heirs may exercise the Options which were vested as of the date of his death.

8. Expiration of Options Upon Disability. If Optionee’s Service terminates because of his Disability, then the Options will expire at the close of business at Company headquarters on the date twelve (12) months after Optionee’s Service termination date.

9. Leaves of Absence. For purposes of these Options, Optionee’s Service does not terminate when he goes on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Optionee’s Service terminates in any event when the approved leave ends unless he immediately returns to active work at the Company.

The Company determines which leaves count for this purpose, and the point in time Optionee’s Service terminates for all purposes under the Plan.

10. Notice of Exercise. When Optionee wishes to exercise any of these Options, Optionee must notify the Company in advance by filing the proper “Notice of Exercise” form at the address given on the form. The notice must specify how many Option Shares Optionee wishes to purchase. The notice must also specify how the Option Shares should be registered (in Optionee’s name only or in Optionee’s and his spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective on the date received by the Company. These Options shall not be transferable except by will or the laws of descent and distribution and may be exercised during Optionee’s lifetime only by Optionee.

If someone else wants to exercise these Options after Optionee’s death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

11. No Right to Employment. The Options or this Agreement do not give Optionee the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates thereof) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates thereof) reserves the right to terminate Optionee’s Service at any time and for any reason.

12. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by laws of the State of California without regard to its conflicts of law principles.

13. Stockholder Rights. Optionee, or his estate or heirs, have no rights as a stockholder of the Company until a certificate for any exercised Option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before such stock certificate is issued, except as described in the Plan.

14. Insider Trading Restrictions; Tax Withholding. Optionee hereby acknowledges and agrees that the transferability of any Option Shares shall be subject to and made in accordance with applicable law, the Company’s Insider Trading Policy then in effect and/or a duly adopted written trading plan adopted pursuant to Rule 10b5-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended. Optionee further acknowledges and agrees that Optionee shall not exercise any Option unless arrangements are made reasonably acceptable to the Company for the payment of any withholding or other taxes that may be due as a result of the Option exercise or sale of any Option Shares.

15. Modification, Amendment or Waiver. No provision of this Agreement may be modified, waived or discharges unless such waiver, modification or discharge is agreed to in writing and signed by Optionee and an authorized Company officer. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in San Diego County, California, in accordance with the commercial arbitration rules of the American Arbitration Association. The demand for arbitration must be made within one year after the controversy or claim arises; failure to do so shall constitute an absolute bar to the institution of any such proceeding and shall forever constitute a waiver respecting such controversy or claim. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all elements involved in the calculation of any award of damages. Any such awards shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator(s) shall interpret the Agreement in accordance with the laws of California. The arbitrator(s) shall be authorized to award reasonable attorneys’ fees and other arbitration–related costs to the prevailing party.

17. Further Acts. Each party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgement, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement and the transactions contemplated herein.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

NOVATEL WIRELESS, INC. a Delaware corporation

By:
Name:
Title:

OPTIONEE:

SCHEDULE A

VESTING SCHEDULE FOR EXECUTIVE OFFICER STOCK OPTION AGREEMENT

One-fifth (1/5th) of the Options granted hereunder shall vest and become exercisable on the 6-month anniversary of the Vesting Commencement Date. One-thirtieth (1/30th) of the remaining balance of the Options shall vest on the seven month anniversary of the Vesting Commencement Date and on each monthly anniversary thereafter for such thirty (30) month period. The resulting aggregate number of vested Options shall be rounded to the nearest whole number.